SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2012

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

As previously reported, during July 2012, our subsidiary LifeMap Sciences, Inc. entered into a Share Exchange and Contribution Agreement (the “LifeMap Agreement”) with Alfred D. Kingsley and a company that he controls, Greenway Partners, L.P., pursuant to which Mr. Kingsley and Greenway agreed to contribute to LifeMap, in the aggregate, BioTime common shares, no par value (“BioTime Shares”) having an aggregate value of not less than $2,000,000 and not more than $3,000,000, determined as provided in the LifeMap Agreement, in exchange for shares of LifeMap common stock, no par value, at an initial price of $1.75 per LifeMap share. Mr. Kingsley and Greenway have contributed to LifeMap BioTime Shares having a value in excess of $2,000,000 determined as provided in the LifeMap Agreement, in exchange for shares of LifeMap common stock.

On September 28, 2012, LifeMap, Mr. Kingsley and Greenway amended the LifeMap Agreement to extend the “Second Outside Date” to November 30, 2012.  Mr. Kingsley and Greenway have agreed to contribute a number of additional BioTime Shares to LifeMap to bring the total value of the BioTime Shares contributed to $3,000,000, determined as provided in the LifeMap Agreement, if LifeMap does not raise at least $1,000,000 by the Second Outside Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	October 4, 2012	By:	/s/ Michael D. West
Chief Executive Officer

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